I3 International Isotopes Inc

Exhibit 99.1

FOR IMMEDIATE RELEASE:

For More Information, Contact:

November 14, 2007

Steve Laflin, President and CEO

(208) 524-5300

LAURIE McKENZIE-CARTER

NAMED CHIEF FINANCIAL OFFICER OF INTERNATIONAL ISOTOPES INC.

Idaho Falls, ID. November 14, 2007 – International Isotopes Inc. (OTC Bulletin Board: INIS) is pleased to announce the promotion of Laurie A. McKenzie-Carter to Chief Financial Officer (CFO) effective November 13, 2007.

Ms. McKenzie-Carter joined International Isotopes Inc. in August 2007 as Chief Accounting Officer.  Ms. McKenzie-Carter has approximately 20 years of experience as a certified public accountant.  Previously, she served as chief accountant for a sizeable non-profit organization, and was accounting officer of a large private corporation in the food industry.

The Company’s President and Chief Executive Officer, Steve T. Laflin had held the Company’s CFO position for the last five years.  Mr. Laflin will be resigning from the CFO position effective with Ms. McKenzie-Carters appointment.

Mr. Laflin said of the appointment, “Laurie is a seasoned executive and proven leader with a broad and deep understanding of our business. Since joining the Company, Ms. McKenzie-Carter has created a solid foundation and has successfully implemented many financial programs that touch all aspects of our company and support our operation.  Filling the CFO position is one of the steps the Company is taking to enhance our corporate management team as we continue to grow our existing business’s and expand into new marketing areas.”

About International Isotopes Inc.

International Isotopes Inc. manufactures a full range of nuclear medicine calibration and reference standards, high purity fluoride gases, and a variety of cobalt-60 products such as teletherapy sources.  The Company also provides a wide selection of radioisotopes and radiochemicals for medical devices, calibration, clinical research, life sciences, and industrial applications and provides a host of analytical, measurement, recycling, and processing services on a contract basis to clients.

International Isotopes Inc. Safe Harbor Statement

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the federal securities laws.  Information contained in forward-looking statements is based on current expectations and is subject to change.  Actual results may differ materially from the forward-looking statements.  Many factors could cause actual results to differ materially from the forward-looking statements.  Readers are directed to read the risk factors detailed from time to time in our filings with the Securities and Exchange Commission, including our annual report on Form 10-KSB for the year ending December 31, 2006.  The Company does not intend to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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